As filed with the Securities and Exchange Commission on April 13, 2020.
1933 Act Registration No. 33-12911
1940 Act Registration No. 811-5075
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM N-1A
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933	☒
Pre-Effective Amendment No.	☐
Post-Effective Amendment No. 98	☒
and/or
REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940	☒
Amendment No. 99	☒
(Check appropriate box or boxes)

THRIVENT MUTUAL FUNDS
(Exact name of registrant as specified in charter)

901 MARQUETTE AVENUE, SUITE 2500
MINNEAPOLIS, MINNESOTA 55402-3265
(Address of Principal Executive Offices)(Zip Code)
Registrant's Telephone Number, including Area Code: (612) 844-7190

JOHN D. JACKSON
ASSISTANT SECRETARY
THRIVENT MUTUAL FUNDS
901 MARQUETTE AVENUE, SUITE 2500
MINNEAPOLIS, MINNESOTA 55402-3265
(Name and Address of Agent for Service)

It is proposed that this filing will become effective immediately upon filing pursuant to Rule 462(d).
EXPLANATORY NOTE
This Post-Effective Amendment No. 98 to the Registration Statement on Form N-1A (File No. 33-12911) is being flied pursuant to Rule 462(d) under the Securities Act of 1933, as amended, solely for the purpose of adding exhibits to such Registration Statement. Accordingly, this Post-Effective Amendment No. 98 consists only of a facing page, this explanatory note, and Part C of the Registration Statement on Form N-1A. This Post-Effective Amendment No. 98 does not change the form of any prospectus or Statement of Additional Information included in post-effective amendments previously filed with the Securities and Exchange Commission (the “SEC”). As permitted by Rule 462(d), this Post-Effective Amendment No. 98 shall become effective upon filing with the SEC.

THRIVENT MUTUAL FUNDS
PART C: OTHER INFORMATION
Item 28.	Exhibits

(a)(1)	Declaration of Trust, incorporated by reference from Post-Effective Amendment No.26 to the registration statement of Registrant, file no. 33-12911, filed on June 25, 1998.
(a)(2)	Amendment No. 1 to Declaration of Trust, incorporated by reference from Post-Effective Amendment No. 52 to the registration statement of Registrant, file no. 33-12911, filed on July 14, 2004.
(b)	Amended and Restated By laws, incorporated by reference from Post-Effective Amendment No. 64 to the registration statement of Registrant, file no. 33-12911, filed on February 27, 2009.
(c)	Not Applicable
(d)(1)	Investment Advisory Agreement with Thrivent Asset Management, LLC, incorporated by reference from Post-Effective Amendment No. 59 to the registration statement of Registrant, file no. 33-12911, filed on February 22, 2006.
(d)(2)	Amendment No. 1 to Investment Advisory Agreement, incorporated by reference from Post-Effective Amendment No. 62 to the registration statement of Registrant, file no. 33-12911, filed on November 29, 2007.
(d)(3)	Amendment No. 2 to Investment Advisory Agreement, incorporated by reference from Post-Effective Amendment No. 65 to the registration statement of Registrant, file no. 33-12911, filed on December 7, 2009.
(d)(4)	Amendment No. 3 to Investment Advisory Agreement, incorporated by reference from Post-Effective Amendment No. 65 to the registration statement of Registrant, file no. 33-12911, filed on December 7, 2009.
(d)(5)	Amendment No. 4 to Investment Advisory Agreement, incorporated by reference from Post-Effective Amendment No. 65 to the registration statement of Registrant, file no. 33-12911, filed on December 7, 2009.
(d)(6)	Amendment No. 5 to Investment Advisory Agreement, incorporated by reference from Post-Effective Amendment No. 69 to the registration statement of Registrant, file no. 33-12911, filed on February 27, 2012.
(d)(7)	Amendment No. 6 to Investment Advisory Agreement, incorporated by reference from Post-Effective Amendment No. 74 to the registration statement of Registrant, file no. 33-12911, filed on February 28, 2013.
(d)(8)	Amendment No. 7 to Investment Advisory Agreement, incorporated by reference from Post-Effective Amendment No. 76 to the registration statement of Registrant, file no. 33-12911, filed on February 27, 2014.
(d)(9)	Amendment No. 8 to Investment Advisory Agreement, incorporated by reference from Post-Effective Amendment No. 1 of Registrant on Form N-14, file no. 333-204192, filed on October 8, 2015.
(d)(10)	Amendment No. 9 to Investment Advisory Agreement, incorporated by reference from Post-Effective Amendment No. 1 of Registrant on Form N-14, file no. 333-204192, filed on October 8, 2015.
(d)(11)	Amendment No. 10 to Investment Advisory Agreement, incorporated by reference from Post-Effective Amendment No. 85 to the registration statement of Registrant, file no. 33-12911, filed on December 1, 2016.
(d)(12)	Amendment No. 11 to Investment Advisory Agreement, incorporated by reference from Post-Effective Amendment No. 85 to the registration statement of Registrant, file no. 33-12911, filed on December 1, 2016.
(d)(13)	Amendment No. 12 to Investment Advisory Agreement, incorporated by reference from Post-Effective Amendment No. 88 to the registration statement of Registrant, file no. 33-12911, filed on December 11, 2017.
(d)(14)	Amendment No. 13 to Investment Advisory Agreement, incorporated by reference from Post-Effective Amendment No. 1 of Registrant on Form N-14, file no. 333-224009, filed on July 3, 2018.
(d)(15)	Amendment No. 14 to Investment Advisory Agreement, incorporated by reference from Post-Effective Amendment No. 91 to the registration statement of Registrant, file no. 33-12911, filed on February 28, 2019.
(d)(16)	Amendment No. 15 to Investment Advisory Agreement, incorporated by reference from Post-Effective Amendment No. 93 to the registration statement of Registrant, file no. 33-12911, filed on May 1, 2019.
(d)(17)	Amendment No. 16 to Investment Advisory Agreement, incorporated by reference from Post-Effective Amendment No. 1 of Registrant on Form N-14, file no. 333-231050, filed on August 16, 2019.
(d)(18)	Amendment No. 17 to Investment Advisory Agreement, incorporated by reference from Post-Effective Amendment No. 96 to the registration statement of Registrant, file no. 33-12911, filed on February 28, 2020.
(d)(19)	Investment Subadvisory Agreement with Goldman Sachs Asset Management, L.P. with respect to Thrivent International Allocation Fund (formerly Thrivent Partner Worldwide Allocation Fund), incorporated by reference from Post-Effective Amendment No. 63 to the registration statement of Registrant, file no. 33-12911, filed on February 21, 2008.
(d)(20)	Amendment No. 1 to Investment Subadvisory Agreement with Goldman Sachs Asset Management, L.P. with respect to Thrivent International Allocation Fund (formerly Thrivent Partner Worldwide Allocation Fund), incorporated by reference from Post-Effective Amendment No. 76 to the registration statement of Registrant, file no. 33-12911, filed on February 27, 2014.

(d)(21)	Notice of Termination of Investment Subadvisory Agreement among Thrivent Asset Management, LLC, Registrant and Goldman Sachs Asset Management, L.P. solely with respect to emerging markets debt assets of Thrivent International Allocation Fund (formerly Thrivent Partner Worldwide Allocation Fund), incorporated by reference from Post-Effective Amendment No. 95 to the registration statement of Registrant, file no. 33-12911, filed on November 25, 2019.
(e)(1)	Distribution Agreement between Thrivent Distributors, LLC and Thrivent Mutual Funds, incorporated by reference from Post-Effective Amendment No. 81 to the registration statement of Registrant, file no. 33-12911, filed on December 22, 2015.
(e)(2)	Amendment No. 1 to Distribution Agreement, incorporated by reference from Post-Effective Amendment No. 85 to the registration statement of Registrant, file no. 33-12911, filed on December 1, 2016.
(e)(3)	Amendment No. 2 to Distribution Agreement, incorporated by reference from Post-Effective Amendment No. 88 to the registration statement of Registrant, file no. 33-12911, filed on December 11, 2017.
(e)(4)	Amendment No. 3 to Distribution Agreement, incorporated by reference from Post-Effective Amendment No. 1 of Registrant on Form N-14, file no. 333-224009, filed on July 3, 2018.
(e)(5)	Amendment No. 4 to Distribution Agreement, incorporated by reference from Post-Effective Amendment No. 1 of Registrant on Form N-14, file no. 333-231050, filed on August 16, 2019.
(e)(6)	Amendment No. 5 to Distribution Agreement, incorporated by reference from Post-Effective Amendment No. 96 to the registration statement of Registrant, file no. 33-12911, filed on February 28, 2020.
(f)	Not Applicable
(g)	Master Custodian Agreement with State Street Bank and Trust, incorporated by reference from Post-Effective Amendment No. 89 to the registration statement of Registrant, file no. 33-12911, filed on February 28, 2018.
(h)(1)	Administrative Services Agreement, effective as of January 1, 2009, between Registrant and Thrivent Asset Management, LLC, incorporated by reference from Post-Effective Amendment No. 64 to the registration statement of Registrant, file no. 33-12911, filed on February 27, 2009.
(h)(2)	Amendment No. 1 to Administrative Services Agreement, incorporated by reference from Post-Effective Amendment No. 65 to the registration statement of Registrant, file no. 33-12911, filed on December 7, 2009.
(h)(3)	Amendment No. 2 to Administrative Services Agreement, incorporated by reference from Post-Effective Amendment No. 74 to the registration statement of Registrant, file no. 33-12911, filed on February 28, 2013.
(h)(4)	Amendment No. 3 to Administrative Services Agreement, incorporated by reference from Post-Effective Amendment No. 76 to the registration statement of Registrant, file no. 33-12911, filed on February 27, 2014.
(h)(5)	Amendment No. 4 to Administrative Services Agreement, incorporated by reference from Post-Effective Amendment No. 1 of Registrant on Form N-14, file no. 333-204192, filed on October 8, 2015.
(h)(6)	Amendment No. 5 to Administrative Services Agreement, incorporated by reference from Post-Effective Amendment No. 1 of Registrant on Form N-14, file no. 333-204192, filed on October 8, 2015.
(h)(7)	Amendment No. 6 to Administrative Services Agreement, incorporated by reference from Post-Effective Amendment No. 85 to the registration statement of Registrant, file no. 33-12911, filed on December 1, 2016.
(h)(8)	Amendment No. 7 to Administrative Services Agreement, incorporated by reference from Post-Effective Amendment No. 88 to the registration statement of Registrant, file no. 33-12911, filed on December 11, 2017.
(h)(9)	Amendment No. 8 to Administrative Services Agreement, incorporated by reference from Post-Effective Amendment No. 1 of Registrant on Form N-14, file no. 333-224009, filed on July 3, 2018.
(h)(10)	Amendment No. 9 to Administrative Services Agreement, incorporated by reference from Post-Effective Amendment No. 91 to the registration statement of Registrant, file no. 33-12911, filed on February 28, 2019.
(h)(11)	Amendment No. 10 to Administrative Services Agreement, incorporated by reference from Post-Effective Amendment No. 1 of Registrant on Form N-14, file no. 333-231050, filed on August 16, 2019.
(h)(12)	Amendment No. 11 to Administrative Services Agreement, incorporated by reference from Post-Effective Amendment No. 96 to the registration statement of Registrant, file no. 33-12911, filed on February 28, 2020.
(h)(13)	Amended and Restated Transfer Agency Agreement between Registrant and Thrivent Financial Investor Services Inc., incorporated by reference from Post-Effective Amendment No. 88 to the registration statement of Registrant, file no. 33-12911, filed on December 11, 2017.
(h)(14)	Amendment No. 1 to Amended and Restated Transfer Agency Agreement, incorporated by reference from Post-Effective Amendment No. 1 of Registrant on Form N-14, file no. 333-224009, filed on July 3, 2018.
(h)(15)	Amendment No. 2 to Amended and Restated Transfer Agency Agreement, incorporated by reference from Post-Effective Amendment No. 91 to the registration statement of Registrant, file no. 33-12911, filed on February 28, 2019.
(h)(16)	Amendment No. 3 to Amended and Restated Transfer Agency Agreement, incorporated by reference from Post-Effective Amendment No. 1 of Registrant on Form N-14, file no. 333-231050, filed on August 16, 2019.
(h)(17)	Amendment No. 4 to Amended and Restated Transfer Agency Agreement, incorporated by reference from Post-Effective Amendment No. 96 to the registration statement of Registrant, file no. 33-12911, filed on February 28, 2020.

(h)(18)	Expense Reimbursement Letter Agreement dated December 11, 2019, incorporated by reference from Post-Effective Amendment No. 96 to the registration statement of Registrant, file no. 33-12911, filed on February 28, 2020.
(h)(19)	Expense Reimbursement Letter Agreement dated February 17, 2020, incorporated by reference from Post-Effective Amendment No. 96 to the registration statement of Registrant, file no. 33-12911, filed on February 28, 2020.
(h)(20)	Securities Lending Agency Agreement between Registrant and Goldman Sachs Bank USA, incorporated by reference from Post-Effective Amendment No. 89 to the registration statement of Registrant, file no. 33-12911, filed on February 28, 2018.
(h)(21)	Amended Schedule 1 dated June 25, 2018 to Securities Lending Agency Agreement, incorporated by reference from Post-Effective Amendment No. 1 of Registrant on Form N-14, file no. 333-224009, filed on July 3, 2018.
(h)(22)	Amended Schedule 1 dated August 9, 2019 to Securities Lending Agency Agreement, incorporated by reference from Post-Effective Amendment No. 1 of Registrant on Form N-14, file no. 333-231050, filed on August 16, 2019.
(h)(23)	Amended Schedule 1 dated February 28, 2020 to Securities Lending Agency Agreement, incorporated by reference from Post-Effective Amendment No. 96 to the registration statement of Registrant, file no. 33-12911, filed on February 28, 2020.
(i)	Opinion and Consent of Counsel, incorporated by reference from Post-Effective Amendment No. 95 to the registration statement of Registrant, file no. 33-12911, filed on November 25, 2019.
(j)	Consent of Independent Registered Public Accounting Firm, incorporated by reference from Post-Effective Amendment No. 96 to the registration statement of Registrant, file no. 33-12911, filed on February 28, 2020.
(k)	Not Applicable
(l)	Not Applicable
(m)	Rule 12b-1 Plan, incorporated by reference from Post-Effective Amendment No. 1 of Registrant on Form N-14, file no. 333-231050, filed on August 16, 2019.
(n)	Rule 18f-3 Plan, filed herewith.
(o)	Not Applicable
(p)(1)	Code of Ethics (Rule 17j-1) for Registrant, incorporated by reference from Post-Effective Amendment No. 96 to the registration statement of Registrant, file no. 33-12911, filed on February 28, 2020.
(p)(2)	Code of Ethics of Goldman Sachs Asset Management, L.P., filed herewith.
(q)	Powers of Attorney, incorporated by reference from Post-Effective Amendment No. 91 to the registration statement of Registrant, file no. 33-12911, filed on February 28, 2019.
Item 29.	Persons Controlled by or under Common Control with Registrant
Registrant is an open-end management investment company organized as a Massachusetts business trust on March 10, 1987. Thrivent Financial for Lutherans (“Thrivent Financial”), the parent company of the Registrant’s investment adviser, is a fraternal benefit society organized under the laws of the State of Wisconsin and is owned by and operated for its members. It has no stockholders and is not subject to the control of any affiliated persons.
The following list shows the relationship of each wholly owned direct and indirect subsidiary to Thrivent Financial, except as indicated below. Financial statements of Thrivent Financial will be presented on a consolidated basis.
Thrivent Financial Entities	Primary Business	State of Organization
Thrivent Financial	Fraternal benefit society offering financial services and products	Wisconsin
Thrivent Financial Holdings, Inc.	Holding company with no independent operations	Delaware
Thrivent Trust Company	Federally chartered limited purpose trust bank	Federal Charter
Thrivent Investment Management Inc.	Broker-dealer and investment adviser	Delaware
North Meadows Investment Ltd.	Organized for the purpose of holding and investing in real estate	Wisconsin
Thrivent Financial Investor Services Inc.	Transfer agent	Pennsylvania
Thrivent Insurance Agency Inc.	Licensed life and health agency	Minnesota
Newman Financial Services, LLC	Limited Liability Company	Minnesota
Thrivent Asset Management, LLC	Investment adviser	Delaware
Thrivent Distributors, LLC	Limited Liability Company	Delaware
Thrivent Advisor Network, LLC	Limited Liability Company	Delaware
White Rose GP I, LLC[1]	General partner	Delaware
White Rose Fund I Equity Direct, L.P.[2]	Private equity fund	Delaware

Thrivent Financial Entities	Primary Business	State of Organization
White Rose Fund I Fund of Funds, L.P.[2]	Private equity fund	Delaware
Thrivent White Rose Fund GP II, LLC[1]	General partner	Delaware
Thrivent White Rose Fund II Equity Direct, L.P.[2]	Private equity fund	Delaware
Thrivent White Rose Fund II Fund of Funds, L.P.[2]	Private equity fund	Delaware
Thrivent White Rose Fund GP III, LLC[1]	General partner	Delaware
Thrivent White Rose Fund III Mezzanine Direct, L.P.[2]	Private equity fund	Delaware
Thrivent White Rose Fund III Equity Direct, L.P.[2]	Private equity fund	Delaware
Thrivent White Rose Fund III Fund of Funds, L.P.[2]	Private equity fund	Delaware
Thrivent White Rose Fund GP IV, LLC[1]	General partner	Delaware
Thrivent White Rose Fund IV Equity Direct, L.P.[2]	Private equity fund	Delaware
Thrivent White Rose Fund IV Fund of Funds, L.P.[2]	Private equity fund	Delaware
Thrivent White Rose Fund GP V, LLC[1]	General partner	Delaware
Thrivent White Rose Fund V Equity Direct, L.P.[2]	Private equity fund	Delaware
Thrivent White Rose Fund V Fund of Funds, L.P.[2]	Private equity fund	Delaware
Thrivent White Rose Fund GP VI, LLC[1]	General partner	Delaware
Thrivent White Rose Fund VI Equity Direct, L.P.[2]	Private equity fund	Delaware
Thrivent White Rose Fund VI Fund of Funds, L.P.[2]	Private equity fund	Delaware
Thrivent White Rose Fund GP VII, LLC[1]	General partner	Delaware
Thrivent White Rose Fund VII Equity Direct, L.P.[2]	Private equity fund	Delaware
Thrivent White Rose Fund VII Fund of Funds, L.P.[2]	Private equity fund	Delaware
Thrivent White Rose Fund GP VIII, LLC[1]	General partner	Delaware
Thrivent White Rose Fund VIII Equity Direct, L.P.[2]	Private equity fund	Delaware
Thrivent White Rose Fund VIII Fund of Funds, L.P.[2]	Private equity fund	Delaware
Thrivent White Rose GP IX, LLC[1]	General partner	Delaware
Thrivent White Rose Fund IX Equity Direct, L.P.[2]	Private equity fund	Delaware
Thrivent White Rose Fund IX Fund of Funds, L.P.[2]	Private equity fund	Delaware
Thrivent White Rose GP X, LLC[1]	General partner	Delaware
Thrivent White Rose Fund X Equity Direct, L.P.[2]	Private equity fund	Delaware
Thrivent White Rose Fund X Fund of Funds, L.P.[2]	Private equity fund	Delaware
Thrivent White Rose GP XI, LLC[1]	General partner	Delaware
Thrivent White Rose Fund XI Equity Direct, L.P.[2]	Private equity fund	Delaware
Thrivent White Rose Fund XI Fund of Funds, L.P.[2]	Private equity fund	Delaware
Thrivent White Rose GP XII, LLC[1]	General partner	Delaware

Thrivent Financial Entities	Primary Business	State of Organization
Thrivent White Rose Fund XII Equity Direct, L.P.[2]	Private equity fund	Delaware
Thrivent White Rose Fund XII Fund of Funds, L.P.[2]	Private equity fund	Delaware
Thrivent White Rose GP XIII, LLC[1]	General partner	Delaware
Thrivent White Rose Fund XIII Equity Direct, L.P.[2]	Private equity fund	Delaware
Thrivent White Rose Fund XIII Fund of Funds, L.P.[2]	Private equity fund	Delaware
Thrivent White Rose Opportunity Fund GP, LLC[1]	General partner	Delaware
Thrivent White Rose Opportunity Fund, LP2	Private equity fund	Delaware
Thrivent White Rose Real Estate GP I, LLC[1]	General partner	Delaware
Thrivent White Rose Real Estate Fund I Fund of Funds, L.P.[2]	Private equity fund	Delaware
Thrivent White Rose Real Estate GP II, LLC[1]	General partner	Delaware
Thrivent White Rose Real Estate Fund II, L.P.[2]	Private equity fund	Delaware
Thrivent White Rose Real Estate GP III, LLC[1]	General partner	Delaware
Thrivent White Rose Real Estate Fund III, L.P.[2]	Private equity fund	Delaware
Thrivent White Rose Endurance GP, LLC[1]	General partner	Delaware
Thrivent White Rose Endurance Fund, L.P.[2]	Private equity fund	Delaware
Gold Ring Holdings, LLC	Investment subsidiary	Delaware
Twin Bridge Capital Partners, LLC[3]	Managing member	Delaware
Thrivent Education Funding, LLC	Limited Liability Company	Delaware

[1]	Thrivent Financial owns an interest in the limited liability company and is also its managing member.
[2]	The fund is organized for the purpose of holding investments in Thrivent Financial’s general account.
[3]	Thrivent Financial owns 49% of the managing member’s membership interests. Twin Bridge Capital Partners, LLC is the managing member of a general partner of limited partnerships.
Item 30.	Indemnification
Under Section 12 of Article Seven of Registrant’s Declaration of Trust, Registrant may not indemnify any trustee, officer or employee for expenses (e.g., attorney’s fees, judgments, fines and settlement amounts) incurred in any threatened, pending or completed action, if there has been an adjudication of liability against such person based on a finding of willful misfeasance, bad faith, gross negligence or reckless disregard of such person’s duties of office (“disabling conduct”). Registrant shall indemnify its trustees, officers or employees for such expenses whether or not there is an adjudication of liability, if, pursuant to Investment Company Act Release 11330, a determination is made that such person was not liable by reason of disabling conduct by: (i) final decision of the court before which the proceeding was brought; or (ii) in the absence of such a decision, a reasonable determination, based on factual review, that the person was not liable for reasons of such conduct is made by: (a) a majority vote of disinterested, independent trustees; or (b) independent legal counsel in a written opinion.
Advancement of expenses incurred in defending such actions may be made pursuant to Release 11330, provided that the person undertakes to repay the advance unless it is ultimately determined that such person is entitled to indemnification and one or more of the following conditions is met: (1) the person provides security for the undertaking; (2) Registrant is insured against losses arising by reason of any lawful advances; or (3) a majority of disinterested non-party trustees or independent legal counsel in a written opinion determines, based on review of readily available facts, that there is reason to believe the person ultimately will be found entitled to indemnification.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to trustees, officers and controlling persons of Registrant pursuant to the foregoing provision, or otherwise, Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a trustee, officer or controlling person of Registrant in the successful defense of any action, suit or proceeding) is asserted by such trustees, officer or controlling person in connection with the securities being registered, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
Item 31.	Business and Other Connections of the Investment Adviser
Thrivent Asset Management, LLC is the investment adviser and administrator of Registrant. Information about Thrivent Asset Management’s financial industry activities or affiliations, as well as the business and other connections of the directors and officers of Thrivent Asset Management, is included on the Form ADV that Thrivent Asset Management has on file with the Securities and Exchange Commission (file No. 801-64988).
The business and other connections of the officers and directors of Goldman Sachs Asset Management, L.P. (subadviser for Thrivent International Allocation Fund) are set forth in the Form ADV of Goldman Sachs Asset Management, L.P. on file with the Securities and Exchange Commission (file No 801-37591).
Item 32.	Principal Underwriters
(a)	Thrivent Distributors, LLC serves as principal underwriter and distributor for Thrivent Mutual Funds, Thrivent Core Funds, Thrivent Cash Management Trust, Thrivent Series Fund, Inc. and Thrivent Church Loan and Income Fund.
(b)	The managers and executive officers of Thrivent Distributors, LLC are listed below. Unless otherwise indicated, their principal address is 901 Marquette Avenue, Suite 2500, Minneapolis, Minnesota 55402-3265.

Name and Principal Business Address	Positions and Offices with Underwriter	Positions and Offices with Trust
Vibhu R. Sharma	Elected Manager	N/A
David S. Royal	Elected Manager	Trustee, President and Chief Investment Officer
Gerard V. Vaillancourt	Elected Manager and Vice President	Treasurer and Principal Accounting Officer
Troy A. Beaver	Chief Executive Officer	Vice President
Jeffrey D. Cloutier	Chief Financial Officer	N/A
Kathryn A. Stelter 4321 North Ballard Road Appleton, Wisconsin 54919-0001	Chief Operations Officer	Vice President
Edward S. Dryden	Chief Compliance Officer	Chief Compliance Officer
John D. Jackson	Secretary and Chief Legal Officer	Assistant Secretary
Daniel R. Chouanard	Vice President	N/A
Valerie K. Martinson	Vice President	N/A
Michael W. Kremenak	Assistant Secretary	Secretary and Chief Legal Officer
Cynthia J. Nigbur	Assistant Secretary	N/A
Jessica E. English	Assistant Secretary	N/A
(c)	Not applicable
Item 33.	Location of Accounts and Records
The accounts, books and other documents required to be maintained by Registrant pursuant to Section 31(a) of the Investment Company Act of 1940 and the rules promulgated thereunder are in the possession of the following persons:
Registrant:	901 Marquette Avenue, Suite 2500 Minneapolis, Minnesota 55402-3265
4321 N. Ballard Rd. Appleton, Wisconsin 54919

Custodian:	State Street Bank and Trust Company One Lincoln Street Boston, Massachusetts 02111
Sub-Transfer Agent	DST Systems, Inc. 430 W. 7th St. Kansas City, Missouri 64105
Item 34.	Management Services
Not Applicable
Item 35.	Undertakings
Not Applicable

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933 and the Investment Company Act of 1940, Registrant has duly caused this amendment to its Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on the 13th day of April, 2020.
THRIVENT MUTUAL FUNDS
/s/ John D. Jackson
John D. Jackson Assistant Secretary
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated and on the 13th day of April, 2020:
Signature	Title
/s/ David S. Royal	Trustee and President (Principal Executive Officer)
David S. Royal
/s/ Gerard V. Vaillancourt	Treasurer (Principal Financial and Accounting Officer)
Gerard V. Vaillancourt
*	Trustee
Janice B. Case
*	Trustee
Robert J. Chersi
*	Trustee
Marc S. Joseph
*	Trustee
Paul R. Laubscher
*	Trustee
James A. Nussle
*	Trustee
Verne O. Sedlacek
*	Trustee
Constance L. Souders
*	Trustee
Russell W. Swansen

*	John D. Jackson, by signing his name hereto, does hereby sign this document on behalf of each of the above-named Trustees of Thrivent Mutual Funds pursuant to the powers of attorney duly executed by such persons.

Dated: April 13, 2020	/s/ John D. Jackson
John D. Jackson Attorney-in-Fact